                                   EXHIBIT 12

Unit Corporation

Ratio of Earning to Fixed Charges

The tables below set forth the ratios of earnings to fixed charges of the Company and its consolidated subsidiaries for the periods indicated. The ratios have been computed using the amounts for the Company and, its consolidated subsidiaries. Earnings available for fixed charges represent earnings from continuing operations before income taxes and fixed charges less income from investments accounted for by the equity method. Fixed charges represent interest incurred and guaranteed plus that portion of rental expense deemed to be the equivalent of interest.

RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS EXCEPT RATIOS)

                                          YEAR ENDED DECEMBER 31,
                                          -----------------------
                              1998       1999       2000       2001       2002
                           ---------  ---------  ---------  ---------  ---------
Earnings:
    Income from continuing
      operations before
      income taxes            2,258      4,564     55,272     98,679     27,796

    Fixed charges, as shown
      below                   5,108      5,496      5,440      3,155      1,199
    Equity in (income) loss
      of investees               (4)        52        (38)       933       (399)
                           ---------  ---------  ---------  ---------  ---------
Earnings as Adjusted          7,362     10,112     60,674    102,767     28,596
                           =========  =========  =========  =========  =========


Fixed Charges:
    Interest expense          4,950      5,268      5,136      2,818        973
    Interest inherent in
      rental expense            137        141        178        194        226
    Guaranteed interest          21         87        126        143         -
                           ---------  ---------  ---------  ---------  ---------
Total Fixed Charges           5,108      5,496      5,440      3,155      1,199
                           =========  =========  =========  =========  =========

Ratio of Earnings to
  Fixed Charges                1.44       1.84      11.15      32.57      23.85
                           =========  =========  =========  =========  =========